Exhibit 5.1

October 10, 2013

Board of Directors

American Software, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by American Software, Inc., a Georgia corporation (the “Company”), in connection with its 2011 Equity Compensation Plan (the “2011 Plan”) and its 2001 Stock Plan and Logility, Inc. 1997 Stock Plan and Logility, Inc. 2007 Stock Plan (collectively with the 2011 Plan, the “Plans”), the granting of options to purchase Class A Common Shares, $0.10 par value, of the Company (the “Shares”) pursuant to the 2011 Plan and issuance of the Shares upon exercise of options under the Plans. We understand that as of the date of this opinion the aggregate number of Shares that may be issued after the date hereof pursuant to options granted under the Plans is 1,376,143.

We have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

(1) The Company is a duly organized and legally existing corporation under the laws of the State of Georgia.

(2) When options for the purchase of Shares have been granted to eligible employees under the 2011 Plan, without exceeding the limits of the 2011 Plan, such options will be legally constituted and obligations of the Company in accordance with their terms.

(3) When the Shares have been delivered by the Company upon the exercise of options under the Plans against payment of the purchase price therefor, without exceeding the limits of the Plans, the Shares will be validly issued and outstanding, fully paid and nonassessable.

This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm included therein.

Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

By:	/s/ Matthew S. Heiter
Matthew S. Heiter, Authorized Representative